MASSACHUSETTS INSTITUTE OF TECHNOLOGY
and
ORASOMAL TECHNOLOGIES, INC.


PATENT LICENSE AGREEMENT


(EXCLUSIVE)

TLO:  LP
12/6/96

                         TABLE OF CONTENTS

WITNESSETH                                              1
 1   DEFINITIONS                                        2
 2   GRANT                                              3
 3   DILIGENCE                                          4
 4   ROYALTIES AND OTHER PAYMENTS                       5
 5   REPORTS AND RECORDS                                6
 6   PATENT PROSECUTION                                 8
 7   INFRINGEMENT                                       8
 8   PRODUCT LIABILITY                                 10
 9   EXPORT CONTROLS                                   11
10   NON-USE OF NAMES                                  12
11   ASSIGNMENT                                        12
12   DISPUTE RESOLUTION                                12
13   TERMINATION                                       13
14   PAYMENTS, NOTICES AND OTHER COMMUNICATIONS        14
15   MISCELLANEOUS PROVISIONS                          14
APPENDIX A                                             16
APPENDIX B                                             17

                         MASSACHUSETTS INSTITUTE OF TECHNOLOGY
                                         AND
                             ORASOMAL TECHNOLOGIES, INC.

                              PATENT LICENSE AGREEMENT

This Agreement is made and entered into this _____ day of December, 1996 (the "Effective Date") by and between the Massachusetts Institute of Technology, a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts 02139, U.S.A. (hereinafter referred to as "M.I.T."), and Orasomal Technologies, Inc., a corporation duly organized under the laws of the State of Delaware and a subsidiary of Endorex Corp. and having its principal office at 900 North Shore Drive, Lake Bluff, Illinois 60044 (hereinafter referred to as "Licensee").

                                     WITNESSETH

WHEREAS, M.I.T. is the owner of certain Patent Rights (as later defined herein) relating to M.I.T. Case No. 6388, "Polymerized Liposomes with Enhanced Stability," by Junichi Okada, Smadar Cohen and Robert S. Langer, and has the right to grant licenses under said Patent Rights;

WHEREAS, M.I.T. desires to have the Patent Rights developed and commercialized to benefit the public and is willing to grant a license thereunder;

WHEREAS, Licensee has represented to M.I.T., to induce M.I.T. to enter into this Agreement, that Licensee is experienced in the development, production, manufacture, marketing and sale of products similar to the Licensed Products (as later defined herein) and/or the use of the Licensed Processes (as later defined here) and that it shall commit itself to a thorough, vigorous and diligent program of exploiting the Patent Rights so that public utilization shall result therefrom; and

WHEREAS, Licensee desires to obtain a license under the Patent Rights upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                                   1 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1  Licensee shall mean Orasomal Technologies, Inc., a Delaware corporation.

1.2 Patent Rights shall mean all of the following M.I.T. intellectual property:
     (a) the United States patent applications listed in Appendix A, and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such patent applications, and the resulting patents;
     (b) any patents resulting from reissues or reexaminations of the United States patents described in (a) above;
     (c) the Foreign patents, if any, listed in Appendix A;
     (d) the Foreign patent applications, if any, listed in Appendix A, and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such Foreign patent applications, and the resulting patents;
     (e) Foreign patent applications filed after the Effective Date in the countries listed in Appendix B and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such patent applications, and the resulting patents; and
     (f) any Foreign patents, resulting from equivalent Foreign procedures to United States reissues and reexaminations, of the Foreign patents described in (c), (d) and (e) above.

1.3  A Licensed Product shall mean any product or part thereof which:
     (a) is covered in whole or in part by an issued, unexpired claim in the Patent Rights in the country in which any such product or part thereof is made, used or sold; or
     (b) is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim in the Patent Rights in the country in which any Licensed Process is used or in which such product or part thereof is used or sold.

1.4 A Licensed Process shall mean any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights.

1.5 Net Sales shall mean Licensee's and its sublicensees' billings for Licensed Products and Licensed Processes less the sum of the following:
     (a) discounts, rebates, and other price adjustments or price reduction programs allowed in amounts customary in the trade for quantity purchases, cash payments, prompt payments, to wholesalers and distributors;
     (b) sales, use, value-added and other direct taxes, tariff duties and/or other governmental charges directly imposed and with reference to particular sales;

     (c) outbound transportation prepaid or allowed;
     (d) amounts allowed or credited on returns; and
     (e) bad debts, as written off in accordance with Licensee's (or sublicensee's) customary accounting practices (which practices shall be based on generally accepted accounting principles consistently applied), provided that such bad debts do not exceed five percent
        (5%) of total Net Sales per calendar year.

     No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Licensee and on its payroll, or for cost of collections. Net Sales shall occur when a Licensed Product or Licensed Process shall be invoiced. If a Licensed Product or Licensed Process shall be distributed or invoiced for a discounted price substantially lower than customary in the trade or distributed at no cost to affiliates or otherwise, Net Sales shall be based on the customary amount billed for such Licensed Products or Licensed Processes.

     Net Sales shall be determined at the point of sale from Licensee (or from its sublicensees) to an entity other than Licensee. Sales by Licensee or a sublicensee to an entity other than Licensee shall constitute a sale for purposes of this definition if the entity or sublicensee is the end user of the Licensed Product or Licensed Process. Notwithstanding the foregoing, any Licensed Product or Licensed Process used (but not sold for consideration) for promotional or advertising purposes or used for clinical or other research purposes shall not be considered Net Sales hereunder.

1.6  Territory shall mean any country in which patent rights exist

1.7 Major Country shall mean the United States of America, Great Britain, France, Germany, or Japan.

1.8 Running Royalties shall mean a royalty paid on Net Sales of Licensed Product or Licensed Process.

                                     2 - GRANT

2.1 M.I.T. hereby grants to Licensee the exclusive right and license in the Territory to practice under the Patent Rights and to make, have made, use, lease, sell and import Licensed Products and to practice the Licensed Processes, until the expiration of the last to expire of the Patent Rights, unless this Agreement shall be sooner terminated according to the terms hereof.

2.2 Licensee agrees that Licensed Products leased or sold in the United States shall be manufactured substantially in the United States.

2.3 M.I.T. reserves the right to practice under the Patent Rights for non-commercial research purposes.

2.4 Licensee shall have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder. Upon any termination of this Agreement, sublicensees' rights shall also terminate, subject to Paragraph 13.6 hereof.

2.5 Licensee agrees to incorporate terms and conditions substantively similar to Articles 2, 5.1, 7.1, 7.2, 73, 7.5, 7.6, 8, 9, 10, 12 and 15 of this
     Agreement into its sublicense agreements, that are sufficient to enable Licensee to comply with this Agreement.

2.6 Licensee agrees to forward to M.I.T. a copy of any and all sublicense agreements promptly upon execution by the parties.

2.7 Licensee shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of M.I.T.

2.8 Nothing in this Agreement shall be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any technology or patent rights of M.I.T. or any other entity other than the Patent Rights, regardless of whether such patent rights shall be dominant or subordinate to any Patent Rights.

                                3 - DILIGENCE

3.1 Licensee shall use its best efforts to bring one or more Licensed Products or Licensed Processes to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights and to continue active, diligent marketing efforts for one or more Licensed Products or Licensed Processes throughout the life of this Agreement.

3.2 Licensee shall deliver to M.I.T. on or before June 30, 1997, a business plan showing the amount of money, number and kind of personnel and time budgeted and planned for each phase of development of the Licensed Products and Licensed Processes and shall provide similar reports to M.I.T. on or before sixty (60) days of the close of each fiscal year of Licensee thereafter.

3.3 On or before January 1, 1998 Licensee will start animal studies to further evaluate and develop the technology described in the Patent Rights as:
     a) a potential carrier or delivery system for a vaccine and/or
     b) a potential carrier system for a therapeutic agent, compound or drug.

3.4 On or before January 1, 2000 Licensee will enter Phase I clinical trials or equivalent in the U.S. or other Major Country for at least one application of the technology described in the Patent Rights.

3.5 Within 12 months of receiving approval for marketing the Licensed Product by the F.D.A. or equivalent agency of a Major Country, Licensee will have the product available for sale.

3.6 Licensee's failure to perform in accordance with either paragraph 3.1, 3.2, 3.3, 3.4. or 3.5 above shall be grounds to terminate this Agreement pursuant to Paragraph 13.3 hereof.

                        4 -  ROYALTIES AND OTHER PAYMENTS

4.1 For the rights, privileges and license granted hereunder, Licensee shall pay royalties and other payments to M.I.T. in the manner hereinafter provided to the end of the term of the Patent Rights or until this Agreement shall be terminated:

     (a) License Issue Fee of Twenty-Five Thousand Dollars ($25,000), which said License Issue Fee shall be deemed earned and due immediately upon the Effective Date.

     (b) License Maintenance Fee of Ten Thousand Dollars ($10,000) per year payable on January 1, 1998, January 1, 1999, and January 1, 2000, provided, however, that such License Maintenance Fees may be fully credited to Running Royalties subsequently due on Net Sales for each said year. Furthermore, Licensee may submit evidence of money spent the previous calendar year prosecuting the Patent Rights, which money shall be fully creditable against the License Maintenance Fees due in this paragraph. For example, money spent between January 1, 1997 and December 31, 1997 shall be creditable against the January 1, 1998 License Maintenance Fee.

     (c) License Maintenance Fee of Ten Thousand Dollars ($10,000) per year payable on January 1, 2001, January 1, 2002, and January 1, 2003, provided, however, that such License Maintenance Fees may be fully credited to Running Royalties subsequently due on Net Sales for each said year. Furthermore, Licensee may submit evidence of money spent the previous calendar year prosecuting the Patent Rights, which money shall be fully creditable against up to one half of the License Maintenance Fees due in this paragraph.

     (d) License Maintenance Fee of Ten Thousand Dollars ($10,000) per year payable on January 1, 2004 and each subsequent year, provided, however, that such License Maintenance Fees may be fully credited to Running Royalties subsequently due on Net Sales for each said year.

     (e) Licensee shall pay to M.I.T. a milestone payment of Twenty Thousand Dollars ($20,000) upon the first Investigational New Drug application incorporating the Patent Rights that is accepted and approved by the U.S. Food and Drug Administration or equivalent agency in a Major Country.

     (f) Licensee shall pay to M.I.T. an additional milestone payment of Two Hundred Fifty Thousand Dollars ($250,000) upon the first New Drug Application or Product License Application or Establishment License Application incorporating the Patent Rights that is approved by the U.S. Food and Drug Administration or equivalent agency in a Major Country.

     (g) Licensee shall pay Running Royalties to M.I.T. equal to Three Percent (3%) of Net Sales of Licensed Products.

     (h) Licensee shall pay M.I.T. the greater of (i) one and one-half percent (1.5%) of its sublicensee's Net Sales of Licensed Products, or (ii) fifteen percent (15%) of earned royalties received from sublicensee(s) of the Patent Rights.

     (i) The Licensee shall pay M.I.T. fifteen percent (15%) of any lump sum type payments, such as sublicense issue fees, received from sublicensees for rights to the Patent Rights.

4.2 All payments due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed by any government, except as otherwise provided in Paragraph 1.5(b).

4.3 No multiple royalties shall be payable because any Licensed Product, its manufacture, use, lease or sale are or shall be covered by more than one Patent Rights patent application or Patent Rights patent licensed under this Agreement.

4.4 Royalty payments shall be paid in United States dollars in Cambridge, Massachusetts, or at such other place as M.I.T. may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

4.5 In the event that Licensee believes it necessary or appropriate to pay a royalty to a third party in order to avoid infringement of such third party's patent or other intellectual property rights arising from the manufacture, use or sale of a Licensed Product or Licensed Process in a country, Licensee will notify M.I.T. of such intention and discuss same with M.I.T. In the event that Licensee pays a royalty or other payment to such third party in order to avoid infringement of such third party's patent or other intellectual property rights arising from the manufacture, use or sale of a Licensed Product or Licensed Process in a country, Licensee shall be entitled to offset fifty percent (50%) of the royalty or other sums paid to such third party against the royalties payable to M.I.T. on Net Sales of such Licensed Product or Licensed Process in such country hereunder, provided, that the foregoing shall not reduce the royalties payable for an accounting period with respect to such country below fifty percent (50%) of the amount that would otherwise have been paid. Amounts that Licensee is not able to apply or offset against royalties in an accounting period shall be carried over to succeeding accounting periods until fully applied.

                               5 - REPORTS AND RECORDS

5.1 Licensee shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to M.I.T. hereunder. Said books of account shall be kept at Licensee's principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of M.I.T. or its agents for the purpose of verifying Licensee's royalty statement or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a greater than ten percent (10%) discrepancy in reporting to M.I.T.'s detriment, Licensee agrees to pay the full cost of such inspection.

5.2 Licensee shall deliver to M.I.T. true and accurate reports, giving such particulars of the business conducted by Licensee and its sublicensees under this Agreement as shall be pertinent to diligence under Article 3 and royalty accounting hereunder:

      (a) before the first commercial sale of a Licensed Product or Licensed Process, annually, on April 30 of each year;

           (i) amount spent toward the commercial development of Licensed Products and Licensed Processes;
          (ii)  amount spent prosecuting the Patent Rights';
         (iii) whether or not an Investigational New Drug application incorporating the Patent Rights has been accepted by the U.S. Food and Drug Administration or equivalent agency in a Major Country;
          (iv) whether or not a New Drug Application or Product License Application or Establishment License Application incorporating the Patent Rights has been approved by the U.S. Food and Drug Administration or equivalent agency in a Major Country.

     (b) after the first commercial sale of a Licensed Product or Licensed Process, quarterly, within ninety (90) days after January 31, April 30, July 31 and October 31, of each year.

     These reports shall include at least the following:

          (i) amount spent prosecuting the Patent Rights, only to the extent such an accounting may be pertinent to a calculation of the License Maintenance Fees below;

         (ii) License Maintenance Fees due under Paragraphs 4.1(b), (c), and (d);

        (iii) number of Licensed Products manufactured, leased and sold by and/or for Licensee and all sublicensees;

         (iv) accounting for all Licensed Processes used or sold by and/or for Licensee and all sublicensees;

          (v) accounting for Net Sales, noting the deductions applicable as provided in Paragraph 1.5;

         (vi)  Royalties due under Paragraph 4.1(g)

        (vii) royalties due on other payments from sublicensees under Paragraphs 4.1(h) and 4.1(i);

       (viii)  total royalties due; and

         (ix)  names and addresses of all sublicensees of License.

5.3 With each such report submitted, Licensee shall pay to M.I.T. the royalties due and payable under this Agreement as Net Sales are collected by Licensee and its sublicensees. If no royalties shall be due, Licensee shall so report.

5.4 On or before the ninetieth (90th) day following the close of Licensee's fiscal year, Licensee shall provide M.I.T. with Licensee's certified financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement.

5.5 The amounts due under Articles 4 and 6 shall, if overdue, bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at the Chase Manhattan Bank (N.A.) on the due date. The pay-ment of such interest shall not foreclose M.I.T. from exercising any other rights it may have as a consequence of the lateness of any payment.

                              6 - PATENT PROSECUTION

6.1 M.I.T. shall apply for, seek prompt issuance of, and maintain the Patent Rights during the term of this Agreement. Appendix B is a list of the foreign countries in which patent applications corresponding to the United States Patent applications listed in Appendix A shall be filed. Appendix B may be amended by mutual agreement of both parties. The filing, prosecution and maintenance of all Patent Rights applications and patents shall be the primary responsibility of M.I.T.; provided, however, Licensee shall have reasonable opportunities to advise M.I.T. and shall cooperate with M.I.T. in such filing, prosecution and maintenance. With the prior written consent of M.I.T., Licensee may assume the responsibility in M.I.T.'s name and M.I.T.'s best interest for the filing and prosecution of patent applications and the issuance and maintenance of Patent Rights and in connection therewith Licensee may retain the firm of Pennie & Edmonds as patent counsel, the fees and expenses of which firm shall be borne by Licensee.

6.2 Payment of all fees and costs relating to the filing, prosecution and maintenance of the Patent Rights incurred after the Effective Date shall be the responsibility of Licensee. Licensee shall pay such fees and costs to M.I.T. within thirty (30) days of invoicing; late payments shall accrue interest and shall be subject to Paragraph 5.5.

                                    7 - INFRINGEMENT

7.1 Licensee and M.I.T. shall promptly notify the other in writing of any alleged or threatened infringement of any Patent Rights of which either becomes aware. Both parties shall use all reasonable efforts in cooperating with each other to terminate such infringement without litigation. Licensee shall have the first right to bring and control any action or proceeding with respect to such infringement at its own expense and by counsel of its own choice as to any such Patent Rights, and M.I.T. shall have the right, at its own expense, to be represented in any action involving any such Patent Rights using counsel of its own choice.

7.2 If Licensee fails to bring an action or proceeding within (i) 120 days following receipt of written notice from M.I.T. with respect to such alleged infringement, or (ii) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, with respect to those Patent Rights as to which Licensee has the first right to bring and control an action under Section 7.1 above, M.I.T. shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

7.3   In the event a party hereto brings an infringement action under this
      Section 7, the other party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Licensee will consult with M.I.T. as to any significant actions that Licensee proposes to take with respect to same. The non-controlling party shall give to the controlling party all authority (including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right to compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding), information and assistance necessary to defend or settle any such suit, action or proceeding, and the controlling party shall have sole discretion to determine actions to be taken or not taken in connection therewith and the terms of any settlement; provided, however, that the controlling party shall not have the right to settle any patent infringement litigation under this Section 7 without the prior written consent of the other party (not to be unreasonably withheld or delayed) in a manner that diminishes the scope or duration of the Patent Rights, which would constitute an amendment of this Agreement, which would adversely affect the compensation or revenues to be derived by a party pursuant to this Agreement, or which would require a payment by the other party hereunder, or would require an admission of wrongdoing by the other party. Except as otherwise agreed to by the parties as part of a cost sharing arrangement, any recovery realized as a result of such litigation, shall be applied first toward reimbursement of any litigation expenses of Licensee and M.I.T., and then Licensee shall pay M.I.T. Five Percent (5%) of the remainder.

7.4 M.I.T. will cooperate with Licensee, at Licensee's expense, in the defense of any suit, action or proceeding against M.I.T. or Licensee, or any sublicensee of Licensee, alleging the infringement of the intellectual property rights of a third party by reason of the manufacture, use or sale of a Licensed Product or Licensed Process. Licensee will consult with M.I.T. as to any significant actions that Licensee proposes to take with respect to same. M.I.T. shall give to Licensee all authority (including the right to exclusive control of the defense of any such suit, action, or proceeding), information and assistance necessary to defend or settle any such suit, action or proceeding, and Licensee shall have sole discretion to determine actions to be taken or not taken in connection therewith and the terms of any settlement; provided, however, Licensee shall obtain M.I.T.'s prior written consent (not to be unreasonably withheld or delayed) to all or such part of any settlement which would require a payment by M.I.T. (or any of its affiliates) to such third party, would constitute an amend-ment of this Agreement, would require an admission of wrongdoing in any way by M.I.T. or its affiliates, or which may have an adverse effect on the scope or duration of the Patent Rights licenses hereunder by M.I.T.; and provided further, that if Licensee should require that M.I.T. (or any of its affiliates or licensees) should institute or join in any such suit, action or proceeding, pursuant to this Section 7.4, Licensee shall hold M.I.T. (and any such affiliate or licensee, as applicable) free, clear and harmless from any and all costs and expenses of such litigation, including reasonable attorneys' fees, and M.I.T. shall execute all documents, provide pertinent records, and take all other actions, including using reasonable efforts to require persons within its control to give testimony, which may be reasonably required in connection with such litigation. Subject to the foregoing, M.I.T. (and such affiliates and licensees) may participate in any such litigation or other proceeding using attorneys of their choice and at their expense.

7.5 Licensee shall have the sole right, in accordance with the terms and conditions herein, to sublicense any alleged infringer in the Territory future use of the Patent Rights. Any upfront fees as part of such a sublicense shall be treated in accordance with Article 4.

                                8 - PRODUCT LIABILITY

8.1 Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold M.I.T., its trustees, directors, officers, employees and affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property, resulting from the production, manufacture, sale, use, lease, consump-tion or advertisement of the Licensed Product(s) and/or Licensed Process(es) or arising from any obligation of Licensee hereunder.

8.2 Licensee shall obtain and carry in full force and effect commercial, general liability insurance, including product liability and errors and omissions insurance, which shall protect Licensee and M.I.T. with respect to events covered by Paragraph 8.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the Commonwealth of Massachusetts, shall list M.I.T. as an additional named insured thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to M.I.T. prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000.00) per occurrence with an aggregate of Three Million Dollars ($3,000,000.00) for personal injury including death; One Million Dollars ($1,000,000.00) per occurrence with an aggregate of Three Million Dollars ($3,000,000.00) for property damage; and One Million Dollars ($1,000,000.00) per occurrence with an aggregate of Three Million Dollars ($3,000,000.00) for errors and omissions. Licensee shall provide M.I.T. with Certificates of Insurance evidencing the same.

8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, M.I.T., ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY M.I.T. THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

8.4 IN NO EVENT SHALL M.I.T., ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER M.I.T. SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

                                    9 - EXPORT CONTROLS

      Licensee acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the United States Department of Commerce Export Administration Regulations). The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. M.I.T. neither represents that a license shall not be required nor that, if required, it shall be issued.

                               10 - NON-USE OF NAMES

      Licensee shall not use the names or trademarks of the Massachusetts Institute of Technology or Lincoln Laboratory, nor any adaptation thereof, nor the names of any of their employees, in any advertising, promotional or sales literature without prior written consent obtained from M.I.T., or said employee, in each case, except that Licensee may state that it is licensed by M.I.T. under one or more of the patents and/or applications comprising the Patent Rights.

                                 11 - ASSIGNMENT

11.1 Before either: a) the start of Phase I clinical trials of a Licensed Product or b) January 1, 2000, provided that Licensee has invested a minimum of Three Hundred Thousand Dollars ($300,000) toward the development of Licensed Products and Licensed Processes, this License is assignable with M.I.T.'s written consent, which consent shall not unreasonably be withheld, providing that such assignment or transfer is in conjunction with the sale of all or substantially all of Licensee's assets pertaining to the commercialization of Licensed Products, and providing that such assignee or transferee agrees in writing to be bound by all the terms and conditions of this Agreement.

11.2 After either: a) the start of Phase I clinical trials of a Licensed Product or b) January 1, 2000, provided that Licensee has invested a minimum of Three Hundred Thousand Dollars ($300,000) toward the development of Licensed Products and Licensed Processes, this License may be assigned, with notice to M.I.T., providing that such assignment or transfer is in conjunction with the sale of all or substantially all of Licensee's assets pertaining to the commercialization of Licensed Products, and providing that such assignee or transferee agrees in writing to be bound by all the terms and conditions of this Agreement.

11.3 This Agreement shall survive any merger of Licensee with or into another party and no consent for a merger or similar reorganization shall be required hereunder.

                               12 - DISPUTE RESOLUTION

12.1 Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within one hundred twenty (120) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in the Boston area and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, then any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement, shall be resolved by final and binding arbitration in Boston, Massachusetts under the rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable, then obtaining. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement, nor to award punitive damages. Any award rendered in such arbitration may be enforced by either party in either the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes M.I.T. and Licensee each hereby irrevocably consents and submits.

12.2 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

                                   13 - TERMINATION

13.1 If Licensee shall cease to carry on its business, this Agreement shall terminate upon notice by M.I.T.

13.2 Should Licensee fail to make any payment whatsoever due and payable to M.I.T. hereunder, M.I.T. shall have the right to terminate this Agreement effective on sixty (60) days' notice, unless Licensee shall make all such payments to M.I.T. within said sixty (60) day period. Upon the expiration of the sixty (60) day period, if Licensee shall not have made all such payments to M.I.T., the rights, privileges and license granted hereunder shall automatically terminate.

13.3 Upon any material breach or default of this Agreement by Licensee (including, but not limited to, breach or default under Paragraph 3.3), other than those occurrences set out in Paragraphs 13.1 and 13.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 13.3, M.I.T. shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on ninety (90) days' notice to Licensee. Such termination shall become automatically effective unless Licensee shall have cured any such material breach or default prior to the expiration of the ninety (90) day period.

13.4 Licensee shall have the right to terminate this Agreement at any time on six (6) months' notice to M.I.T., and upon payment of all amounts due M.I.T. through the effective date of the termination.

13.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles 1, 8, 9, 10, 12, 13.5, 13.6 and 15 shall survive any such termination. Licensee and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall make the payments to M.I.T. as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof.

13.6 Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to seek a license from M.I.T. M.I.T. agrees to negotiate such licenses in good faith under reasonable terms and conditions.

                   14 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

      Any payments, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, return receipt requested, postage prepaid, addressed to it at its address below, or as it shall designate by written notice given to the other party:

In the case of M.I.T.:

Director, Technology Licensing Office
Massachusetts Institute of Technology
Five Cambridge Center, Kendall Square
Room NE2-230
Cambridge, Massachusetts  02142-1493

In the case of Licensee:

Michael Rosen, President/CEO
Orasomal Technologies, Inc.
900 North Shore Drive
Lake Bluff, Illinois  60044

                           15 - MISCELLANEOUS PROVISIONS

15.1 All disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

15.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument signed by the parties.

15.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

15.4 Licensee agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such manner as to conform with the patent laws and practice of the country of manufacture or sale.

15.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year set forth below.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY
By        Lita Nelsen
Name 	    Lita Nelsen
Title     Director
Date      December 16, 1996

ORASOMAL TECHNOLOGIES, INC.

By        Michael S. Rosen
Name      Michael S. Rosen
Title     President/CEO
Date      December 10, 1996

                                    APPENDIX A

                       PATENT RIGHTS on the EFFECTIVE DATE

                          UNITED STATES PATENT RIGHTS


M.I.T. Case No. 6388
U.S.S.N. 096,689, Filed 7/23/93
"Polymerized Liposomes with Enhanced Stability" by Junichi Okada, Smadar Cohen and Robert Langer



FOREIGN PATENT RIGHTS


None.

                                     APPENDIX B

                           DESIGNATED FOREIGN COUNTRIES

Foreign countries in which PATENT RIGHTS shall be filed, prosecuted and maintained in accordance with Article 6:

For M.I.T. Case No. _________: